Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Solar Power, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-147246) on Form S-8 of Solar Power, Inc. of our report dated March 31, 2015, with respect to the consolidated balance sheet of Solar Power, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then, which report appears in the December 31, 2014 annual report on Amendment No. 1 to Form 10-K/A of Solar Power, Inc.

/s/ KPMG Huazhen LLP

Shanghai, China

September 3, 2015